Exhibit 99.1

TUMBLEWEED REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2007

Redwood City, Calif., February 5, 2008 – Tumbleweed® Communications Corp. (NASDAQ: TMWD), an industry leader in managed file transfer and email security, today reported financial results for its fourth quarter and full year ended December 31, 2007.

Revenue was $14.3 million for the quarter ended December 31, 2007, compared to $16.7 million for the same period last year.  Product revenue for the fourth quarter of 2007 was $6.0 million, compared to $8.7 million in the fourth quarter of 2006.  Service revenue for the fourth quarter of 2007 was $8.3 million, compared to $7.6 million in the fourth quarter of 2006. Revenue from core managed file transfer and email security products increased to $11.9 million in the fourth quarter of 2007 from $9.8 million in the fourth quarter of 2006.  Revenue from the identity validation product decreased to $2.3 million in the fourth quarter of 2007 from $6.5 million in the fourth quarter of 2006.

Non-GAAP net loss for the fourth quarter of 2007 was $1.9 million, or $(0.04) per share, compared to a non-GAAP net loss of $242,000, or $(0.00) per share, in the fourth quarter of 2006.  Non-GAAP results exclude stock-based compensation expense and intangible asset amortization expense of $1.2 million for the fourth quarter of 2007 and $1.3 million for the fourth quarter of 2006.  On a GAAP basis, net loss for the fourth quarter of 2007 was $3.1 million, or $(0.06) per share, compared to a net loss of $1.5 million, or $(0.03) per share, for the fourth quarter of 2006.  A reconciliation of GAAP and non-GAAP results is presented in the tables below.

Cash and cash equivalents were $26.3 million at December 31, 2007 compared to $27.0 million at September 30, 2007 and $30.5 million at December 31, 2006.

For the full year 2007, Tumbleweed reported revenue of $57.5 million, compared to $62.0 million for the full year 2006.  Revenue from core managed file transfer and email security products increased to $49.0 million in the fourth quarter of 2007 from $43.5 million in the fourth quarter of 2006.  Revenue from the identity validation product decreased to $7.1 million in the fourth quarter of 2007 from $14.8 million in the fourth quarter of 2006.  Non-GAAP net loss for the full year 2007 was $5.0 million, or $(0.10) per share, compared to non-GAAP net income of $2.2 million, or $0.04 per share, for the full year 2006. Non-GAAP results exclude stock-based compensation expense and intangible asset amortization expense of $5.7 million for the full year 2007 and $7.1 million for the full year 2006.  On a GAAP basis, the net loss for the full year 2007 was $10.8 million, or $(0.21), compared to a net loss of $4.9 million, or $(0.10) for the full year 2006.

“2007 was a transformational year for Tumbleweed,” said James P. Scullion, Chief Executive Officer of Tumbleweed.  “To maximize our growth opportunities and extend our leadership in our target markets, we refined our product strategy, expanded our indirect sales model, and implemented operational changes throughout the company.

While a transformation like this is difficult, and we saw a decline in our Validation Authority business, the investments we made in 2007 will be a critical part of our success in 2008 and beyond.  I am optimistic that we will be able to expand our product offerings and increase our addressable markets, and I believe that we are well-positioned to achieve solid growth with improved operating margins in 2008.”

“I’m pleased that we are already beginning to reap the benefits of our updated strategy,” continued Scullion.  “In the fourth quarter, we achieved a 21% increase in revenue from our core managed file transfer and email security products, and our channel program gained momentum throughout the year.  In the fourth quarter alone we added more than a dozen key partners globally, and during this period nearly half of the company’s orders from commercial customers were driven via our channel partners.  Internationally, the investments we made are paying off, with last quarter’s contribution from our international operations providing 14% of total revenue.  And to support our key operations initiatives, we significantly enhanced the leadership of our product and sales teams.”

Recent Highlights

  Tumbleweed’s core product revenues grew 21% for the quarter ended December 31, 2007 compared to the same period last year.  These core products include award-winning SecureTransport™, Secure Messenger™ and MailGate® , a suite of managed file transfer and email security solutions that enable businesses to safely utilize the internet for mission-critical communications.
  Tumbleweed’s channel program delivered 48% of the company’s non-renewal commercial bookings for the fourth quarter of 2007 compared with 26% for the fourth quarter of 2006. With a focus on recruiting and enabling leading partners in 2007, Tumbleweed increased the contribution from its channel business throughout the year.  In <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />North America, new partners include DynTek, Secure Links, Conscious Security, Enterprise Air, TRM, Prosys Information Systems, GTC Systems, and Sirius Computer Solutions.  Internationally, new partners include Trustco and Blue Cube in the UK, Rainbow Technologies Components and Systems (RTCS) in Russia, ParaRede in Portugal, Primex in Hong Kong, and Nortech Infonet, Softcell Technologies, and Texport Technologies in India.
  Tumbleweed further strengthened its product development organization with the appointment of Jorge Rodriguez as senior vice president of product development. Rodriguez will oversee day-to-day engineering operations while playing a hands-on role in delivering on the company's product vision and roadmap.
  Tumbleweed was positioned in the Leaders Quadrant of the 2007 Gartner Email Encryption Magic Quadrant.  The Gartner Magic Quadrant for Email Encryption looks at email encryption products securing email content data and attachments. According to Gartner, “leaders” are vendors who are performing well today, have a clear vision of market direction, and are actively building competencies to sustain their leadership position in the market.

  Tumbleweed was awarded the FIPS 140-2 security certification by the U.S. Government for the security kernel contained in its SecureTransport™, MailGate® and Validation Authority™ products.  This certification meets the toughest data security standard for all U.S. government agencies.
Financial Outlook

First Quarter of 2008:

  Tumbleweed currently expects total revenue for the first quarter of 2008 to be between $13.0 million and $14.5 million.
  Non-GAAP results are expected to range from $(0.01) to $(0.03) per share.  Non-GAAP results exclude expected costs for stock-based compensation expense and intangible asset amortization expense of a combined $(0.03) per share for the first quarter of 2008.
  GAAP results are expected to range from $(0.04) to $(0.06) per share.
  Per share amounts are based on an estimated 51.2 million shares outstanding.
Conference Call Information

Tumbleweed management will host a conference call on Tuesday, February 5, 2008 at 2:00 p.m. PST (5:00 p.m. EST) to discuss the fourth quarter and full year 2007 results.  The call can be accessed by dialing (800) 218-0204 and giving the company name, "Tumbleweed."  Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.  A replay of the conference call will be available after 5:00 p.m. PST on February 5, 2008 through February 19, 2008 by dialing (800) 405-2236 and entering pass code 11106213#.  The conference call and supplemental financial information will also be available on the investor relations portion of the Tumbleweed website.

SafeHarbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that could cause actual results to differ materially from those currently expected, particularly with respect to Tumbleweed’s financial outlook for the first quarter of 2008 (including estimated revenue, loss, and loss per share on both a GAAP and a non-GAAP basis), as well as Tumbleweed’s beliefs about the transformation of the company, expansion of its product offerings, increase in its addressable markets, improved operating margins, and its future growth and success.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions.  For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 14, 2007, Form 10-Q filed November 7, 2007, and such filings for the periods referred to above, to be filed subsequently.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

Non-GAAP Information
The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes amortization of intangible assets and stock-based compensation expense.  Management believes that the presentation of non-GAAP information may provide useful information to investors because Tumbleweed has historically provided this information and understands that some investors consider it useful in evaluating Tumbleweed's expenses. Management also uses this non-GAAP information, along with GAAP information, in evaluating Tumbleweed's expenses and comparing Tumbleweed’s performance with that of its competitors.  The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

About Tumbleweed
Tumbleweed Communications Corp. (NASDAQ:TMWD), an industry leader in managed file transfer and email security, provides enterprise-class solutions to organizations of all sizes. Tumbleweed's innovative products enable organizations to effectively manage and protect business-critical Internet communications, with capabilities that span secure file transfer, encryption, data loss prevention, and email security. Tumbleweed has more than 3,200 customers worldwide, including blue-chip companies across an array of industries such as Technology, Retail, Finance, Healthcare, Manufacturing, Consumer Packaged Goods, Telecom, Energy, and the U.S. Government. The world's most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Tumbleweed's award-winning products build on 14 years of R&D and 27 security patents in the U.S. alone -- many of which are licensed by other security vendors. More information can be found at www.tumbleweed.com.

Tumbleweed, SecureTransport, Secure Messenger and MailGate are either registered trademarks or trademarks of Tumbleweed Communications Corp. in the United States and/or other countries. All other trademarks are the property of their respective owners.

For Investor Relations Inquiries:	For Media Relations Inquiries:
Scott Wilson	Dan Gould
(415) 785 - 7945	SHIFT Communications
ir@tumbleweed.com	(415) 591 – 8428 dgould@shiftcomm.com

Tumbleweed Communications Corp.
Condensed Consolidated Statements of Operations
December 31, 2007
(in 000s, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
REVENUES
Product revenue	$5,957	$8,731	$22,529	$28,683
Service revenue	8,259	7,597	33,559	29,664
Intellectual property revenue	44	366	1,367	3,647
NET REVENUE	14,260	16,694	57,455	61,994
COST OF REVENUE
Cost of product revenue (1)	1,473	1,092	5,694	4,316
Provision for excess inventory	-	933	164	933
Cost of service revenue (1)	1,953	1,901	7,672	6,750
Amortization of intangible assets	234	234	936	1,467
GROSS PROFIT	10,600	12,534	42,989	48,528
Gross Profit %	74%	75%	75%	78%

OPERATING EXPENSES
Research and development (1)	3,537	3,833	15,107	14,836
Sales and marketing (1)	6,842	8,016	28,575	28,002
General and administrative (1)	2,608	2,308	10,157	10,622
Amortization of intangible assets	39	204	305	1,041
Restructuring costs	930	-	930	-
TOTAL OPERATING EXPENSES	13,956	14,361	55,074	54,501
OPERATING LOSS	(3,356)	(1,827)	(12,085)	(5,973)
Other income, net	294	363	1,336	1,206
NET LOSS BEFORE TAXES	(3,062)	(1,464)	(10,749)	(4,767)
Provision for income taxes	15	56	16	115
NET LOSS	$(3,077)	$(1,520)	$(10,765)	$(4,882)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.06)	$(0.03)	$(0.21)	$(0.10)

RECONCILIATION TO NON-GAAP NET INCOME (LOSS)
NET LOSS	$(3,077)	$(1,520)	$(10,765)	$(4,882)
Stock-based compensation expense	888	840	4,504	4,605
Amortization of intangible assets	273	438	1,241	2,508
NON-GAAP NET INCOME (LOSS)	$(1,916)	$(242)	$(5,020)	$2,231

NON-GAAP BASIC AND DILUTED NET INCOME (LOSS) PER SHARE	$(0.04)	$(0.00)	$(0.10)	$0.04

WEIGHTED AVERAGE SHARES:
BASIC	51,124	50,310	51,028	50,007
DILUTED	51,124	50,310	51,028	50,007

(1) Stock-based compensation expense is classified as follows:

Cost of product revenue	$-	$3	$-	$9
Cost of service revenue	37	36	142	142
Research and development	186	287	946	1,256
Sales and marketing	164	69	1,205	569
General and administrative	501	445	2,211	2,629
	$888	$840	$4,504	$4,605

Tumbleweed Communications Corp.
Condensed Consolidated Balance Sheets
December 31, 2007
(in 000s)

	12/31/2007	12/31/2006
ASSETS	(unaudited)	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$26,299	$30,511
Accounts receivable, net	13,074	12,506
Other current assets	1,733	1,938

TOTAL CURRENT ASSETS	41,106	44,955

Goodwill	48,074	48,074
Intangible assets, net	233	1,470
Property and equipment, net	2,038	1,820
Other assets	385	612

TOTAL ASSETS	$91,836	$96,931

LIABILITIES & EQUITY
CURRENT LIABILITIES
Accounts payable	$820	$1,808
Accrued liabilities	6,795	7,522
Accrued merger-related and other costs	-	97
Deferred revenue	20,996	20,003

TOTAL CURRENT LIABILITIES	28,611	29,430

LONG TERM LIABILITIES
Deferred revenue, excluding current portion	5,401	4,728
Other long term liabilities	13	63

TOTAL LONG TERM LIABILITIES	5,414	4,791

TOTAL LIABILITIES	34,025	34,221

STOCKHOLDERS' EQUITY
Common stock	52	51
Additional paid-in capital	365,155	359,238
Treasury stock	(796)	(796)
Accumulated other comprehensive loss	94	29
Accumulated deficit	(306,694)	(295,812)
TOTAL STOCKHOLDERS' EQUITY	57,811	62,710
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$91,836	$96,931

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